Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless otherwise noted “we,” “us,” “our,” “Company,” “KLDiscovery,” “KLD” or “LD Topco, Inc.” refers to LD Topco, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Report.

You should read the following discussion and analysis of our financial condition and results of operations together with our condensed consolidated financial statements and the related notes appearing in Exhibit 99.1 of this Report. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, including those set forth under the “Risk Factors,” and “Forward-Looking Statements” sections included in the Report (including the disclosures in the Proxy Statement/Prospectus incorporated by reference therein), our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. We provide technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. We have broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Our legal technology services cover both eDiscovery and information governance services to support the litigation, regulatory compliance, and internal investigation needs of our clients. We offer data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software, data hosting, and managed document review services. In addition, through our global Ontrack Data Recovery name, we deliver world-class data recovery, email extraction and restoration, data destruction and tape management services.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

Data proliferation is contributing to growth in the eDiscovery and information governance market. Data is growing at an exponential rate due to several factors, including the adoption of mobile devices, accessibility of hosted systems and increased reliance on electronic data storage. We are well positioned to gain market share from the growth of electronically stored information given our prior and continued investment in our infrastructure and proprietary technologies that allows us to efficiently identify, preserve, collect, process, review and host complex data sets. We will continue to develop and enhance our technology which will position us to continue to evolve as the market changes.

The eDiscovery and information governance market is highly fragmented and price competitive. While many of our competitors rely on third party software tools to provide their services, we offer our services utilizing third party platforms enhanced with our proprietary tools, as well as our own end-to-end tools. Because we can provide service offerings utilizing proprietary technology, we have more flexibility in pricing, and we are not hindered by third party licensing software expenses. As such, our proprietary tools allow us to be less impacted by significant price compression than our competitors.

Historically, on-premise tools have been the dominant deployment solution in the past. However, recently the market has shifted to cloud-based solutions and this shift can result in increased revenue for us as we offer our own proprietary cloud-based solutions.

We classify our legal technology revenue as follows:

•

Collections and Processing Services: We have remote and onsite collection services. Our proprietary workflows and tools allow us to ingest, extract native file metadata and index in a normalized format. We have near duplication tools to quickly discard duplicative or irrelevant data, significantly minimizing the data that needs to be reviewed. Our analytics include predictive coding which allows us to automatically classify millions of documents in a matter of hours. We offer email threading that looks at relationships between email messages to identify the most content inclusive messages to avoid redundant review and we have language identification that can automatically identify the primary language in all documents in the data set. The collection of data is billed either by the unit or hour and the data that is processed and produced is billed by gigabyte, page or by file.

•

Forensics and Consulting Services: We provide the expertise and tools needed to extract and analyze digital evidence to support a client’s legal matter. Our forensics experts help extract critical evidence, recover any data that individuals may have sought to erase or hide, retrieve key data buried in documents and organize data contained in multiple information sources to give our client the insight and knowledge they need. Our forensics and consulting services are billed by either hour or unit.

•	Professional Services: We manage complex eDiscovery matters and partner with our clients to assist throughout the lifecycle of a case. Our professional services are billed on an hourly basis.

•

Managed Document Review Services: We use our extensive eDiscovery project management experience, technological excellence and global presence to provide clients with a secure, seamless and cost-effective document review solution. We assemble review teams of experienced legal professionals for any type of case. Each team member is a qualified attorney who has passed a selective screening process and has received training from KLDiscovery review manager to ensure the most efficient and defensible review of a client’s documents. Document review managers have extensive project management experience to oversee the entire review process and work with the client’s legal team as an integrated partner. Our industry experts have developed advanced document review processes and tools and deliver services in state-of-the-art facilities, handle subject matter versatility, are platform agnostic, possess expert working knowledge of predictive coding and technology assisted review workflows, have multilingual capabilities and focus on quality. Our managed document review services are billed on an hourly basis.

•

Hosting: We have flexible technology options and platforms to host our client’s data for the life of the matter. We offer secure data centers around the globe to support data across jurisdictions and privacy laws. Hosting is billed by gigabyte

•

Subscription: We offer subscription pricing options to provide cost predictability over time. Subscriptions cover a range of our services and are typically a fixed fee billed monthly for contract terms averaging 1 to 3 years.

We classify our data recovery revenue as follows:

•

Data Recovery Services: We recover lost data from devices that store digital information, including data centers, cloud, business servers, workstations, laptops and mobile devices. Pricing is per device.

•

PowerControls and Data Recovery Software: We enable search and recovery of data from database files and physically sound devices. Pricing is typically an annual or multi-year agreement at a fixed price.

For the years ended December 31, 2018 and December 31, 2017, our legal technology revenue was $250.5 million and $237.2 million, respectively, and our data recovery revenue was $45.8 million and $44.0 million, respectively. Additionally, we have longstanding relationships with our clients and for the years ended December 31, 2016, 2017 and 2018, no single client accounted for more than 5% of our revenues.

In 2018, we meaningfully increased the quality of our sales force. We incurred approximately $15.2 million in recruiting fees, legal fees, sign on bonuses and non-recoverable draws related to the investment in some new highly skilled salespeople. The costs for these salespeople was included in our sales and marketing costs for the year ended December 31, 2018. We anticipate that revenue generated from these salespeople will increase over the next 3 years.

NON-U.S. GAAP FINANCIAL MEASURES

We prepare audited financial statements in accordance with U.S. GAAP. We also disclose and discuss other non-U.S. GAAP financial measures such as adjusted EBITDA. We believe that these measures are relevant and provide useful supplemental information to investors by providing a baseline for evaluation and comparing our operating performance against that of other companies in our industry.

The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies and in the future, we may disclose different non-U.S. GAAP financial measures in order to help our investors meaningfully evaluate and compare our results of operations to our previously reported results of operations or to those of other companies in our industry. We believe these non-U.S. GAAP financial measures reflect our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, and other items, such as interest, income taxes, management fees and equity compensation, acquisition and transaction costs, restructuring costs, systems establishment and costs associated with strategic initiatives which are incurred outside the ordinary course of our business, and provide information about our cost structure, that helps track our operating progress. We encourage investors and potential investors to carefully review the U.S. GAAP financial information and compare them with our adjusted EBITDA.

Adjusted EBITDA

We view adjusted EBITDA as our operating performance measure and as such, we believe that the most directly comparable U.S. GAAP financial measure is net loss. In calculating adjusted EBITDA, we exclude from net loss certain items that we believe are not reflective of our ongoing business and exclusion of these items allows us to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions:

•

Acquisition, financing and transaction costs generally represented by non-ordinary course earn-out valuation changes, rating agency fees, letter of credit and revolving facility fees, as well as professional service fees and direct expenses related to acquisitions. Because we do not acquire businesses on a predictable cycle, we do not consider the amount of acquisition- and integration-related costs to be a representative component of the day-to-day operating performance of our business.

•

Strategic initiatives expenses relate to costs resulting from pursuing strategic business opportunities. We do not consider the amounts to be representative of the day-to-day operating performance of our business.

•

Management fees, stock compensation and other primarily represents consulting fees and portion of compensation paid to our employees and executives through stock-based instruments. Determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expenses recorded may not align with the actual value realized upon the future exercise or termination of the related stock-based awards. Therefore, we believe it is useful to exclude stock-based compensation to better understand the long-term performance of our core business.

•

Restructuring costs generally represent non-ordinary course costs incurred in connection with a change in a contract or a change in the makeup of our personnel often related to an acquisition. We do not consider the amount of restructuring costs to be a representative component of the day-to-day operating performance of our business.

•

Systems establishment costs relate to non-ordinary course expenses incurred to develop our IT infrastructure, including system automation and enterprise resource planning system implementation. We do not consider the amount to be representative of a component of the day-to-day operating performance of our business.

Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of these adjustments, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations.

The use of adjusted EBITDA instead of U.S. GAAP measures has limitations as an analytical tool, and adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of our results of operations and operating cash flows as reported under U.S. GAAP. For example, adjusted EBITDA does not reflect:

•	our cash expenditures or future requirements for capital expenditures;

•	changes in, or cash requirements for, our working capital needs;

•	interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	any cash income taxes that we may be required to pay;

•	any cash requirements for replacements of assets that are depreciated or amortized over their estimated useful lives and may have to be replaced in the future; or

•	all non-cash income or expense items that are reflected in our statements of cash flows.

RESULTS OF OPERATIONS

The results for the periods shown below should be reviewed in conjunction with our unaudited consolidated financial statements and notes for the nine months ended September 30, 2019 and 2018 included elsewhere in this filing.

	For the Nine Months Ended September 30,
(in millions)	2019	2018
	(Unaudited)
Revenues	$231.5	$219.2
Cost of revenues	118.9	119.5

Gross profit	112.6	99.7
Operating expenses	111.8	119.1

Loss from operations	0.8	(19.4)

Interest expense	36.5	34.5
Other expense	0.1	—

Loss before income taxes	(35.8)	(53.9)

Income tax (benefit) provision	0.4	(3.3)

Net loss	(36.2)	(50.6)

Total other comprehensive income (loss), net of tax	(2.3)	(1.3)

Comprehensive loss	$(38.5)	$(51.9)

For the Nine Months Ended September 30, 2019 Compared with the Nine Months Ended September 30, 2018

Revenues

Revenues increased by $12.3 million, or 5.6%, to $231.5 million for the nine months ended September 30, 2019 as compared to $219.2 million for the nine months ended September 30, 2018. This increase is primarily due to an increase of $9.6 million in legal technology revenue and an increase of $0.3 million in data recovery revenue. Legal technology revenue increased primarily due to an increase in collections and processing related to increased volume of matters. The Data recovery revenue increased due to a higher volume of data recovery jobs performed versus the prior year.

Cost of Revenues

Cost of revenues decreased by $0.6 million, or 0.5%, to $118.9 million for the nine months ended September 30, 2019 as compared to $119.5 million for the nine months ended September 30, 2018. As a percentage of revenue, our cost of revenues for the nine months ended September 30, 2019 decreased to 51.4% as compared to 54.5% for the nine months ended September 30, 2018. This decrease in amount and as a percentage of revenue is primarily due to lower amortization of acquired technologies due to fully amortized assets.

Gross Profit

Gross profit increased by $12.9 million, or 12.9%, to $112.6 million for the nine months ended September 30, 2019 as compared to $99.7 million for the nine months ended September 30, 2018. Gross profit increased primarily due to the factors noted above. As a percentage of revenue, our gross profit for the nine months ended September 30, 2019 increased to 48.6% as compared to 45.5% for the nine months ended September 30, 2018.

Operating Expenses

Operating expenses decreased by $7.3 million, or 6.1%, to $111.8 million for the nine months ended September 30, 2019 as compared to $119.1 million for the nine months ended September 30, 2018. This decrease is primarily due to lower expenses of $2.2 million for depreciation and amortization due to the acquired assets being fully amortized, as well as $4.9 million for the amortization of sign on bonuses and $1.0 million for recruiting fees incurred in 2018 that did not recur in 2019, partially offset by increases in other personnel expenses of $2.6 million. As a percentage of revenue, our operating expenses for the nine months ended September 30, 2019 decreased to 48.3% as compared to 54.3% for the nine months ended September 30, 2018 due to the factors noted above.

Interest Expense

Interest expense increased by $2.0 million, or 5.8%, to $36.5 million for the nine months ended September 30, 2019 as compared to $34.5 million for the nine months ended September 30, 2018. This increase was due to an increase in outstanding debt and LIBOR rates during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

Income Tax Provision (Benefit)

A valuation allowance has been established against our net U.S. federal and state deferred tax assets, including net operating loss carryforwards. As a result, our income tax provision is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill and other indefinite-lived liabilities. During the nine months ended September 30, 2019 and 2018, we recorded an income tax provision (benefit) of $0.4 million and $(3.3) million, respectively, resulting in an effective tax rate of -1.1% and 6.1%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of foreign tax rate differences and the valuation allowance against our domestic deferred tax assets. The effective rate for the nine months ended September 30, 2019 decreased from the nine months ended September 30, 2018 primarily due to the $4.3 million tax benefit that was recorded during the nine months ended September 30, 2018 for changes in the realizability of our deferred tax assets due to indefinite lived domestic tax attributes.

Net Loss

Net loss for the nine months ended September 30, 2019 was $36.2 million compared to $50.6 million for the nine months ended September 30, 2018. Net loss decreased for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018 due to the factors noted above.

Adjusted EBITDA

	Nine Months Ended September 30,
(in millions)	2019	2018
Net loss	$(36.2)	$(50.6)
Interest expense	36.5	34.5
Income tax expense (benefit)	0.4	(3.3)
Depreciation and amortization expense	37.6	41.9

EBITDA	$38.3	$22.5
Acquisition, financing and transaction costs	3.5	0.8
Strategic initiatives:
Sign-on bonus amortization	0.4	4.5
Non-recoverable draw	2.9	4.5
Recruiting and signing bonuses	—	0.9
Legal fees	—	2.3

Total strategic initiatives	3.3	12.2
Management fees, stock compensation and other	2.8	2.6
Restructuring costs	1.6	2.2
Systems establishment	2.0	0.8

Adjusted EBITDA	$51.5	$41.1

For the Year Ended December 31, 2018 Compared with the Year Ended December 31, 2017

The audited results for the periods shown below should be reviewed in conjunction with our audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2018 and 2017, respectively, included elsewhere in the Proxy Statement/Prospectus.

	Year Ended December 31,
(in millions)	2018	2017
Revenues	$296.3	$281.2
Cost of revenues	159.6	154.1

Gross profit	136.7	127.1
Operating expenses	161.5	152.1

Loss from operations	(24.8)	(25.0)

Interest expense	46.6	43.1
Other expense	—	0.7

Loss before income taxes	(71.4)	(68.8)

Income tax (benefit) provision	(3.7)	3.4

Net loss	(67.7)	(72.2)

Total other comprehensive income (loss), net of tax	(0.9)	7.9

Comprehensive loss	$(68.6)	$(64.3)

Revenues

Revenues increased by $15.1 million, or 5.4%, to $296.3 million for the year ended December 31, 2018 as compared to $281.2 million for the year ended December 31, 2017. This increase is primarily due to increases in legal technology revenue of $12.9 million and an increase in data recovery revenue of $2.2 million. The increase in legal technology revenue is primarily due to the implementation of a corporate strategy to add a team of high performing salespeople in 2018 with a goal of driving new sales and increasing sales to existing customers. Data recovery revenue increased by $2.2 million due to improvements made in our technology to perform recoveries more efficiently, which increased the volume of leads resulting in higher revenues.

Cost of Revenues

Cost of revenues increased by $5.5 million, or 3.6%, to $159.6 million for the year ended December 31, 2018 as compared to $154.1 million for the year ended December 31, 2017. This increase is primarily related to a higher percentage of managed document review work in 2018 as compared to 2017. As a percentage of revenue, our cost of revenues for the year ended December 31, 2018 decreased slightly to 53.9% as compared to 54.8% for the year ended December 31, 2017 as certain of our costs are fixed.

Gross Profit

Gross profit increased by $9.6 million, or 7.6%, to $136.7 million for the year ended December 31, 2018 as compared to $127.1 million for the year ended December 31, 2017. This increase is primarily due to the factors discussed above.

Operating Expenses

Operating expenses increased by $9.4 million, or 6.2%, to $161.5 million for the year ended December 31, 2018 as compared to $152.1 million for the year ended December 31, 2017. This increase was primarily due to increases in legal fees, recruiting fees, non-recoverable draws and signing on bonuses of approximately $15.2 million related to the hiring of new salespeople, partially offset by lower severance, retention and consulting fees incurred in 2017 related to the Kroll Ontrack integration. As a percentage of revenue, our operating expenses for the year ended December 31, 2018 remained fairly consistent at 54.5% as compared to 54.1% for the year ended December 31, 2017.

Interest Expense

Interest expense increased by $3.5 million, or 8.1%, to $46.6 million for the year ended December 31, 2018 as compared to $43.1 million for the year ended December 31, 2017. This increase was primarily due to an increase in LIBOR rates during 2018 as compared to 2017.

Income Tax (Benefit) Provision

A valuation allowance has been established against our net U.S. federal and state deferred tax assets and certain foreign jurisdictions deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill.

During the years ended December 31, 2018 and 2017, we recorded an income tax benefit (provision) of $3.7 million and $(3.4) million, respectively, resulting in an effective tax rate of 5.2% and (5.0)%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of certain permanent items, foreign tax rate differences and increases in the valuation allowance against our domestic deferred tax assets.

We reported pre-tax loss of $71.4 million during the year ended December 31, 2018 with an effective tax rate of 5.2%, resulting in a $3.7 million income tax benefit. The effective tax rate was primarily impacted by our valuation allowance, which caused a decrease in the tax benefit of $18.1 million. This was offset by a tax benefit of $7.7 million related to the tax impact of provisions of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), due to certain indefinite lived deferred tax assets that allowed for a partial release of the valuation allowance. Without these two items, our effective tax rate would have been 19.7%, which is lower than the statutory tax rate of 21.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

We reported a pre-tax loss of $68.8 million during the year ended December 31, 2017 with an effective tax rate of negative 5.0%, resulting in a $3.4 million income tax provision. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $28.2 million. This was offset by a tax benefit of $3.3 million related to the U.S. federal tax impact of certain provisions of the TCJA, due to the reduction in the corporate tax rate from 35% to 21%. Without these two items, our effective tax rate would have been 31.3%, which is lower than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

Adjusted EBITDA

	Year Ended December 31,
(in millions)	2018	2017
Net loss	$(67.7)	$(72.2)
Interest expense	46.6	43.1
Income tax expense (benefit)	(3.7)	3.4
Depreciation and amortization expense	54.7	54.8

EBITDA	$29.9	$29.1
Acquisition, financing and transaction costs	1.0	(0.2)
Strategic Initiatives:
Sign-on bonus amortization	6.2	—
Non-recoverable draw	5.7	—
Recruiting and signing bonuses	1.0	—
Legal fees	2.3	4.5

Total strategic initiatives	15.2	4.5
Management fees, stock compensation and other	3.3	3.9
Restructuring costs	3.2	9.7
Systems establishment	2.0	1.3

Adjusted EBITDA	$54.6	$48.3

Results of Operations

For the Year Ended December 31, 2017 Compared with the Year Ended December 31, 2016

The audited results for the periods shown below should be reviewed in conjunction with our audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2017 and 2016, respectively, included elsewhere in the Proxy Statement/Prospectus.

	Years Ended December 31,
(in millions)	2017	2016
Revenues	$281.2	$104.9
Cost of revenues	154.1	51.0

Gross profit	127.1	53.9
Operating expenses	152.1	45.2

(Loss) income from operations	(25.0)	8.7

Interest expense	43.1	9.6
Loss on extinguishment of debt	—	3.2
Other expense	0.7	0.2

Loss before income taxes	(68.8)	(4.3)

Income tax (benefit) provision	3.4	(1.9)

Net loss	(72.2)	(2.4)

Total other comprehensive income (loss), net of tax	7.9	—

Comprehensive loss	$(64.3)	$(2.4)

Revenues

Revenues increased by $176.3 million, or 168.1%, to $281.2 million for the year ended December 31, 2017 as compared to $104.9 million for the year ended December 31, 2016. Approximately $170.6 million of the increase was due to the acquisition of Kroll Ontrack on December 9, 2016.

Cost of Revenues

Cost of revenues increased by $103.2 million, or 202.8%, to $154.1 million for the year ended December 31, 2017 as compared to $51.0 million for the year ended December 31, 2016. This increase is primarily due to the acquisition of Kroll Ontrack. As a percentage of revenue, our cost of revenues for the year ended December 31, 2017 increased to 55% as compared to 49% for the year ended December 31, 2016 primarily due to (i) the fact that Kroll Ontrack was a lower margin business and (ii) a higher percentage of lower margin managed review revenue for the year ended December 31, 2017.

Gross Profit

Gross profit increased by $73.2 million, or 135.8%, to $127.1 million for the year ended December 31, 2017 as compared to $53.9 million for the year ended December 31, 2016. This increase was primarily due to the factors noted above.

Operating Expenses

Operating expenses increased by $106.9 million, or 236.5%, to $152.1 million for the year ended December 31, 2017 as compared to $45.2 million for the year ended December 31, 2016. Operating expenses for the year ended December 31, 2016 included 22 days of Kroll Ontrack expenses compared to a full year of Kroll Ontrack expenses for the year ended December 31, 2017. Additionally, the increase was also driven by $5.7 million of severance and retention costs related to the Kroll Ontrack acquisition, $4.5 million of legal costs related to the hiring of new salespeople, $1.2 million of system establishment costs and $1.1 million of consulting fees related to integration and transition of Kroll Ontrack. As a percentage of revenue, our operating expenses for the year ended December 31, 2017 increased to 54% as compared to 43% for the year ended December 31, 2016 due to the factors noted above.

Interest Expense

Interest expense increased by $33.5 million, or 349.0%, to $43.1 million for the year ended December 31, 2017 as compared to $9.6 million for the year ended December 31, 2016. This increase was due to borrowings of $446.9 million of debt in 2016, primarily related to the acquisition of Kroll Ontrack and the increase in LIBOR rates during 2017.

Income Tax (Benefit) Provision

A valuation allowance has been established against our net U.S. federal and state deferred tax assets and certain foreign jurisdictions deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill. During the years ended December 31, 2017 and 2016, we recorded an income tax provision (benefit) of $3.4 million and $(1.9) million, respectively, resulting in an effective tax rate of (5.0)% and 44.1%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of certain permanent items, foreign tax rate differences and increases in the valuation allowance against our domestic deferred tax assets.

We reported a pre-tax loss of $68.8 million during the year ended December 31, 2017 with an effective tax rate of (5.0)%, resulting in a $3.4 million income tax provision. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $28.2 million. This was offset by a tax benefit of $3.3 million related to the U.S. federal tax impact of certain provisions of the TCJA, due to the reduction in the corporate tax rate from 35% to 21%. Without these two items, our effective tax rate would have been 31.3%, which is lower than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

We reported a pre-tax loss of $4.3 million during the year ended December 31, 2016 with an effective tax rate of 44.1%, resulting in a $1.9 million income tax benefit. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $3.1 million. This was offset by a tax benefit of $3.4 million related to non-taxable fair value measurement changes to certain contingent consideration. Without these two items, our effective tax rate would have been 51.2%, which is higher than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

Adjusted EBITDA

	For The Years Ended December 31,
(in millions)	2017	2016
Net loss	$(72.2)	$(2.4)
Interest expense	43.1	9.6
Income tax expense (benefit)	3.4	(1.9)
Depreciation and amortization expense	54.8	16.1

EBITDA	$29.1	$21.4
Acquisition, financing and transaction costs	(0.2)	3.2
Strategic initiatives:
Legal fees	4.5	—

Total strategic initiatives	4.5	—
Management fees, stock compensation and other	3.9	2.2
Restructuring costs	9.7	3.2
Systems establishment	1.3	—

Adjusted EBITDA	$48.3	$30.0

Liquidity and Capital Resources

Our primary cash needs have been to meet debt service requirements and to fund working capital and capital expenditures. We fund these requirements from cash generated by our operations, as well as funds available under our Revolving Credit Facility (our “Revolving Credit Facility”). Although our eDiscovery solutions and information archiving services are billed on a monthly basis in arrears with amounts typically due within 30 to 45 days, the eDiscovery industry tends towards longer collectability trends. As a result, we have typically collected on the majority of our eDiscovery accounts receivables within 90 to 95 days, which is consistent within the industry. With respect to our data recovery services, they are billed as the services are provided, with payments due within 30 days of billing. We typically collect on our data recovery services accounts receivables within 30 to 45 days. Lastly, the majority of our data recovery software is billed monthly in advance with amounts typically due within 30 to 45 days; however, depending on the client contract, billing can occur annually, quarterly or monthly. We have experienced no material seasonality trends as it relates to collection on our accounts receivables. As of September 30, 2019, we had $5.6 million in cash compared to $23.4 million as of December 31, 2018 and $18.9 million as of December 31, 2017. As of September 30, 2019, we had $449.8 million of outstanding borrowings under our 2016 Credit Agreement (as defined below) and our Revolving Credit Facility, compared to $448.0 million as of December 31, 2018 and $456.5 million as of December 31, 2017. We expect to finance our operations over the next 12 months primarily through existing cash balances and cash flow, supplemented as necessary by funds available through our Revolving Credit Facility.

2016 Credit Agreement

The Facilities

On December 9, 2016, we entered into a Credit Agreement (as amended or supplemented to date, the “2016 Credit Agreement”) with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (the “First Lien Facility”) and $125.0 million (the “Second Lien Facility” and, together with the First Lien Facility, the “Facilities”) mature on December 9, 2022 and December 9, 2023, respectively.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter, beginning on March 31, 2017 with a payment of $2.1 million. Quarterly principal payments increased to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by us, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate (as defined in the 2016 Credit Agreement) multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and (c) solely with respect to the Initial Term Loans, 1.00% per annum. As of September 30, 2019, the balance due was $310.3 million, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.311%. At December 31, 2018, $323.0 million was outstanding under the First Lien Facility, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Second Lien Facility requires a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and (c) solely with respect to the Initial Term Loans, 1.00% per annum. As of September 30, 2019, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.311%. At December 31, 2018, $125.0 million was outstanding under the Second Lien Facility with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Facilities are secured by substantially all of our assets and contain certain covenants. As of September 30, 2019, and December 31, 2018, we were in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the fiscal year ended December 31, 2016, in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, as defined in the 2016 Credit Agreement.

Revolving Credit Facility

The 2016 Credit Agreement also provides for a Revolving Credit Facility of up to $30.0 million that matures December 9, 2021. Borrowings under the Revolving Credit Facility are subject to meeting certain financial covenants set forth in the 2016 Credit Agreement, including the First Lien Net Leverage Ratio. We may draw up to $30.0 million under the Revolving Credit Facility, on a term loan basis, with either an adjustable eurocurrency loan interest rate of 5.375%, 5.625%, or 5.875% with interest rates based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR, or a base rate loan interest rate of 4.375%, 4.635%, or 4.875% plus the Base Rate. As of September 30, 2019, $17 million was outstanding under our Revolving Credit Facility and $1.0 million in letters of credit were issued.

As of December 31, 2018, we had no amounts outstanding under our Revolving Credit Facility and $1.2 million in letters of credit issued with approximately $28.8 million of available borrowing capacity under the Revolving Credit Facility.

The Initial Term Loan borrowings pursuant to the 2016 Credit Agreement were issued at an original issue discount of $11.9 million and $6.3 million for the First Lien Facility and Second Lien Facility, respectively. The original issue discount is amortized using the effective yield method over the respective term of each Facility.

We incurred closing fees in connection with the entry into the Facilities and the Revolving Credit Facility pursuant to the 2016 Credit Agreement of $13.6 million. These closing fees were deferred on December 9, 2016, along with fees of $0.6 million related to our prior term loan facility that we refinanced in connection with our entry into the 2016 Credit Agreement and are amortized over their respective terms. We are always evaluating opportunities for a more advantageous indebtedness structure, which may include a refinancing or replacement of our Facilities and/or our Revolving Credit Facility.

Our net cash flows from operating, investing and financing activities for the nine months ended September 30, 2019 and 2018 were as follows:

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2019	2018	2018	2017	2016
	(Unaudited)
Net cash provided by (used in):
Operating activities	$(12.0)	$(18.8)	$(11.9)	$(2.7)	$15.8
Investing activities	$(9.9)	$(11.5)	$(12.4)	$(20.6)	$(423.7)
Financing activities	$4.2	$17.3	$29.0	$8.9	$431.2
Effect of foreign exchange rates	$(0.1)	$—	$(0.2)	$1.5	$—

Net (decrease) increase in cash	$(17.8)	$(13.0)	$4.5	$(12.9)	$23.3

Cash Flows Used in Operating Activities

Net cash used in operating activities was $12.0 million for the nine months ended September 30, 2019 as compared to net cash used in operating activities of $18.8 million for the nine months ended September 30, 2018. The decrease in net cash used is due to a $14.4 million reduction in net loss and a $0.8 million increase in non-cash expenses, offset by a $8.4 million increase in working capital. The period over period decrease in non-cash items is primarily due to a $4.6 million decrease in deferred tax benefit and an increase in the provision for losses on accounts receivable of $0.2 million, offset by a $4.3 million decrease in depreciation and amortization. The increase in working capital compared to the prior period is primarily due to a $6.9 million increase in accounts receivable and a $6.4 million increase in prepaid expenses and other current assets, offset by an $4.6 million decrease in accounts payable and accrued expenses and a $0.3 million decrease in deferred revenue. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Net cash used in operating activities was $11.9 million for the year ended December 31, 2018 as compared to net cash used in operating activities of $2.7 million for the year ended December 31, 2017. The increase is cash used is primarily due to a $7.4 million decrease in non-cash expenses and a $6.3 million decrease in working capital changes offset by a $4.5 million reduction in net loss from 2017 to 2018. The decrease in non-cash items is primarily due to a $9.2 million increase in deferred tax (benefit) expense from 2017 to 2018, offset by $1.6 million in fair value of contingent consideration that was recorded in 2017 but not in 2018. The decrease in working capital is primarily due to a $10.5 million decrease in accounts payable and accrued expenses, a $6.2 million increase in accounts receivable and a $1.5 million decrease in deferred revenue, offset by an $11.9 million decrease in prepaid expenses and other assets. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Net cash used in operating activities was $2.7 million for 2017 as compared to net cash provided by operating activities of $15.8 million in 2016. The increase in cash used is primarily due to a $51.2 million increase in non- cash expenses offset by a $69.8 million increase in net loss from 2017 to 2018. The increase in non-cash items is primarily due to a $38.7 million increase in depreciation and amortization, a $6.0 million decrease in the fair value of contingent consideration, a $5.0 million increase in deferred income taxes, and a $2.6 million increase in non-cash interest expense from 2016 to 2017. This is offset by a $3.2 million loss on extinguishment of debt that was recorded in 2016. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of revenue and collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $9.9 million for the nine months ended September 30, 2019 as compared to net cash used in investing activities of $11.5 million for the nine months ended September 30, 2018. The decrease in cash used is due to a decrease in purchases of property and equipment.

Net cash used in investing activities was $12.4 million for the year ended December 31, 2018 as compared to net cash used in investing activities of $20.6 million for the year ended December 31, 2017. The decrease is cash used is due to a decrease in purchases of property and equipment.

Net cash used in investing activities was $20.6 million in 2017 as compared to net cash used in investing activities of $423.7 million in 2016. The decrease in cash used is due primarily to $414.1 million in cash paid related to acquisitions in 2016, offset by a $10.9 million increase in purchases of property and equipment from 2016 to 2017.

Cash Flows Provided by Financing Activities

For the nine months ended September 30, 2019, net cash used by financing activities of $4.2 million related to the net borrowings from our Revolving Credit Facility of $17.0 million and proceeds from issuance of common stock of $0.4 million, offset by payments of long-term debt of $12.8 million and capital lease obligations of $0.5 million. For the nine months ended September 30, 2018, net cash provided by financing activities of $17.3 million related primarily to $26.4 million from the issuance of common stock offset by payments on long-term debt of $6.4 million and payments of $2.4 million for contingent consideration.

Net cash provided by financing activities was $29.0 million for the year ended December 31, 2018 as compared to net cash provided by financing activities of $8.9 million for the year ended December 31, 2017. The increase in cash provided is due primarily to a $20.6 million increase in issuance of common stock and a $1.2 million decrease in payments of capital lease obligations, offset by a $1.6 million increase in payments of contingent consideration related to acquisitions.

Net cash provided by financing activities was $8.9 million in 2017 as compared to net cash provided by financing activities of $431.3 million in 2016. The decrease in cash provided is due primarily to $446.9 million of proceeds from long term debt in 2016 and an $80.6 million decrease in issuance of common stock in 2017 compared to 2016, offset by a $91.5 million decrease in payments on long-term debt and $13.6 million decrease in debt acquisition costs.

Contractual Obligations

Our operating lease obligations are disclosed below and also in Note 5 to our unaudited consolidated financial statements and our audited consolidated financial statements included elsewhere in the Proxy Statement/Prospectus. Rent expense for the nine months ended September 30, 2019 and 2018 was $15.4 million and $15.5 million, respectively. Rent expense for the years ended December 31, 2018 and 2017 was $13.0 million and $10.3 million, respectively.

The following table summarizes our contractual obligations as of September 30, 2019:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to less than 3 years	3 to less than 5 years	More than 5 years
Contractual obligations
Debt:
Principal	$452,250	$34,000	$34,000	$384,250	$—
Interest on debt (1)	157,145	43,329	93,045	20,771	—
Purchase obligations	17,541	5,346	8,759	3,436	—
Capital leases	1,873	631	1,173	69	—
Operating leases	43,179	11,927	15,166	5,890	10,196

Total contractual obligations	$671,988	$95,233	$152,143	$414,416	$10,196

(1)	Assumed interest rates on our First Lien Facility and Second Lien Facility were 8.47% and 12.60%, respectively, as of September 30, 2019.

The following table summarizes our contractual obligations as of December 31, 2018:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to less than 3 years	3 to less than 5 years	More than 5 years
Contractual obligations
Debt:
Principal	$448,000	$17,000	$34,000	$397,000	$—
Interest on debt (1)	178,480	43,273	82,413	52,794	—
Purchase obligations	17,182	6,475	8,052	2,479	176
Capital leases	2,504	631	1,262	611	—
Operating leases	47,851	10,625	16,811	10,999	9,416

Total contractual obligations	$694,017	$78,004	$142,538	$463,883	$9,592

(1)	Assumed interest rates on our First Lien Facility and Second Lien Facility were 8.49% and 12.61%, respectively, as of December 31, 2018.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any nonfinancial assets.

Qualitative and Quantitative Disclosures About Market Risk

Interest rate risk

We are subject to interest rate market risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to outstanding amounts under the 2016 Credit Agreement, which provides for borrowings of $340.0 million under the First Lien Facility and $125.0 million under the Second Lien Facility, as well as a Revolving Credit Facility of $30.0 million. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors are held constant. Assuming the amounts outstanding under the 2016 Credit Agreement are fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense under the 2016 Credit Agreement by approximately $0.6 million per year. We do not currently hedge our interest rate exposure.

Exchange rate risk

Results of operations for our non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive (loss) income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on our Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

During the twelve months ended December 31, 2018 and 2017, we generated the equivalent of $62.2 million and $61.1 million, respectively, of U.S. dollar-denominated revenues in non-U.S. subsidiaries. Each 100-basis point increase or decrease in the average foreign currency rate to U.S. dollar exchange rate for the year would have correspondingly changed our revenues by approximately $0.6 million for each of the years ended December 31, 2018 and 2017. We do not currently hedge our exchange rate exposure.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in Form 8-K for a summary of accounting standards not yet adopted.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to us. Material changes in certain of the estimates that we use could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Use of estimates

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets and other long-lived assets, the impairment of goodwill, the valuation and realization of deferred income taxes, the fair value of our common stock and stock option awards and acquisition-related contingent consideration.

Revenue recognition

We recognize revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectability is probable.

Amounts billed in excess of the amounts for which the revenue recognition criteria have been satisfied are recorded as deferred revenue on our consolidated balance sheets until all revenue recognition criteria have been satisfied. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

Our revenues are primarily derived from contracts to provide services each month including: collection and forensic services, processing, managed document review services and hosting fees based on the amount of data stored. We bill our customers monthly in arrears for services provided. For these contractual arrangements, we have identified each deliverable service element. Based on an evaluation of each element, we have determined that each element delivered has standalone value to its customers because we or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in our multiple element case and document management arrangements qualify as a separate unit of accounting. We allocate revenue to the various units of accounting in our arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

We enter into arrangements that can include various combinations of software, services and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. We use a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence and (iii) best estimate of selling price (“BESP”). For software elements, we follow the industry-specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where we do not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. Our process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Business combinations

We recognize all of the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. Acquisition-related costs are recognized separately from the acquisition and expensed as incurred. Restructuring costs incurred in periods subsequent to the acquisition date are expensed when incurred. Subsequent changes to the purchase price, such as working capital adjustments, or other fair value adjustments determined during the measurement period are recorded as an adjustment to goodwill, with the exception of contingent consideration, which is recognized in the statement of operations in the period it is modified. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowances are recognized as a reduction or increase to income tax expense or as a direct adjustment to additional paid-in capital as required.

Accounts receivable

Accounts receivable are recorded at original invoice amount less an estimate for doubtful accounts based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Intangible assets and other long-lived assets

We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the fair value of the asset compared to its carrying amount.

Goodwill

Goodwill represents the excess of the total consideration paid over our identified intangible and tangible assets and our acquisitions. We test our goodwill for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the testing date (October 1), we have determined there is one entity-wide reporting unit.

We test goodwill resulting from acquisitions for impairment annually on October 1, or more frequently, whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired.

In January 2017, the Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-04, which simplifies the subsequent measurement of goodwill to eliminate Step 2 from the goodwill impairment test, removing the need to determine the implied fair value of goodwill and comparing it to the carrying amount of that goodwill to measure the impairment loss, if any. We early adopted ASU 2017-04 during the fourth quarter of 2017.

Goodwill impairment exists when the estimated fair value of the reporting unit is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced by the excess through an impairment charge recorded in our statements of operations. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis.

The fair value of each reporting unit is estimated using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business combinations. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans and recent operating performance. The carrying value of each reporting unit includes the assets and liabilities employed in its operations and goodwill.

Accordingly, we have not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill as a result of the annual impairment test.